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                                                               EXHIBIT 99.1

                   Sun to Acquire AlliedSignal's Phenol
                         Facility in Philadelphia

     Philadelphia, March 27, 1998 -- AlliedSignal Inc. and Sun Company, Inc., today signed a letter of intent under which Sun will acquire AlliedSignal's phenol plant, located in the Frankford area of Philadelphia, and the plant's merchant customer base. The agreement preserves the phenol supply position for AlliedSignal's downstream nylon businesses.

     Completion of the sale is subject to the successful negotiation of a definitive agreement and the completion of due diligence and regulatory and board approvals. That process is expected to take three to four months.

     Charles Valutas, vice president of Sun's Chemicals business, said the acquisition is in line with Sun's strategic plan to expand its chemicals business further downstream in the value chain. "We currently supply approximately half of the plant's feedstock, cumene, from our Philadelphia refinery, which is located just 10 miles away in South Philadelphia, and by the third quarter of this year we will complete a project at the refinery that will increase our cumene production there by 70 percent," he said. "This acquisition is an excellent opportunity to move downstream in chemicals by adding a first-class facility right in our own back yard."

     "This deal makes good business sense for both companies," said Dave Weidman, president of AlliedSignal Polymers. "Sun is more willing to expand its merchant business and wants to invest in the facility. Strategically, that helps our phenol cost position. We can also redirect our capital to invest in high-growth areas where we add significant value for our customers, such as Engineering Plastics, Specialty Films and Performance Fibers." Weidman added that AlliedSignal will continue to operate the plant as usual until the sale is completed.

     The facility annually manufactures more than one billion pounds of phenol, 620 million pounds of acetone and 70 million pounds of alpha-methylstyrene, making it the largest producer of these basic chemicals in North America and one of the two largest in the world. According to Valutas, after the acquisition is completed, Sun intends to begin the first phase of the plant expansion previously announced by AlliedSignal, which will increase phenol production by approximately eight percent. He added that Sun intends to offer employment to all employees of the business working on the date of the closing. The business currently employs about 300 people.

     Phenol is the main building block chemical in the production of nylon, plywood resins and plastics such as those used in the manufacture of compact discs. Acetone and alpha-methylstyrene are the raw material chemicals for photographic film, printing inks, paints, varnishes and adhesives.
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     Sun Company, Inc. (NYSE: SUN), headquartered in Philadelphia, is one of the largest independent petroleum refiner-marketers in the United States with 1997 revenues of $10.5 billion. Sun operates five domestic refineries with approximately 700,000 barrels per day of crude oil processing capacity and markets gasoline under the Sunoco brand through approximately 3,800 Sunoco outlets in 17 states from Maine to Virginia and west to Indiana.
Sun sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and manufactures metallurgical-grade coke for use in the steel industry. For more information about Sun's Chemicals business, please visit its web site at http://www.sunocochem.com.

     With headquarters in Morristown, New Jersey, AlliedSignal Inc. (NYSE:
ALD) is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, fibers, chemicals, plastics and advanced materials. Sales in 1997 were $14.5 billion. For more information about the company, please visit its web site at http://www.alliedsignal.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sun and AlliedSignal believe that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the companies' business prospects and performance, causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; fluctuations in supply of feedstocks and demand for products manufactured; potential equipment malfunction; the regulatory environment; and plant construction/repair delays. These and other applicable risks and uncertainties have been described more fully in Sun's 1997 10-K, filed with the Securities and Exchange Commission on March 6, 1998, and in AlliedSignal's 1997 10-K, filed with the Securities and Exchange Commission on Feb. 26, 1998.

For further information contact:
Sun: Bud Davis (media) 215-977-3485
     Terry Delaney (investors) 215-977-6106

AlliedSignal:  Will Rea (804) 520-3189